Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Xtant Medical Holdings, Inc.’s Registration Statements on Form S-3 (File Nos. 333-194944, 333-189830 and 333-175469) and on Form S-8 (File Nos. 333-172891, 333-187563, 333-191248 and 333-212510) of our report dated March 29, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ EKS&H LLLP

March 29, 2017

Denver, Colorado